Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

John W. Spelich, (949) 471-7710

john.spelich@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

GATEWAY REPORTS FIRST QUARTER 2006 RESULTS

•	Q1 revenue of $1.078 billion, a 29 percent increase over last year
•	According to recent IDC data, Gateway was the fastest growing PC company in the U.S. among the top six vendors on both a sequential and year-over-year basis and the only company to experience sequential unit growth
•	Gateway had a Q1 net loss of $12.3 million, or $0.03 per diluted share, which includes a total of $14 million in litigation expenses

Irvine, Calif., April 27, 2006 – Gateway, Inc. (NYSE: GTW) today reported results for its first quarter ended Mar. 31, 2006.

The company recorded a first quarter net loss of $12.3 million, or 3 cents per diluted share, compared with a net loss of $20.9 million, or a loss of 5 cents per diluted share in the prior quarter, and a net loss of $5.2 million, or a loss of 1 cent per share a year earlier. Gateway’s first quarter results include a total of $14 million in litigation expenses.

Revenue amounted to $1.078 billion, compared with $1.124 billion in the fourth quarter of 2005 and $838 million a year earlier.

“In the first quarter, our Retail business unit, which also includes our international sales, continued to perform very well in terms of both sales and margin,” said Rick Snyder, Gateway chairman and interim chief executive officer. ”Unfortunately, our positive Retail results were partially offset by losses in our Professional sales unit. As a result, we essentially broke even in the quarter, prior to litigation expenses of $14 million.”

“Recently, we installed new leadership at the top of our Professional and Direct business units and our plan is to continue to aggressively address issues in those areas so that we can return Pro and Direct to profitability over the next three to four quarters. We continue to view Professional and Direct as strategic components to our long-term success.”

Gateway’s prior quarter operating results included a one-time $16.7 million charge associated with the cross-license and settlement agreement with HP and a $26.6 million charge related to a prior years’ tax liability dispute, of which $24.8 million was recorded as a selling, general and administrative (SG&A) expense.

Overall Performance

The company sold 1,379,000 PC units in the first quarter, up 1.5 percent sequentially, and up 47 percent year-over-year. The increase in unit sales on a sequential and year-over-year basis is primarily due to market share gains in Retail. Based on recent IDC data, Gateway was the fastest growing PC company in the U.S. among the top six vendors on both a sequential and year-over-year basis. Among the top six vendors, Gateway was the only company to experience sequential unit growth in the U.S. in the first quarter.

Gross margin percentage for the first quarter was 7.3 percent, compared with 6.2 percent in the prior quarter and 9.6 percent in the first quarter of 2005. The sequential increase in gross margin is due primarily to a $16.7 million charge in the fourth quarter associated with the HP agreement. The year-over-year declines in gross margin percentage are due to lower margins in Professional and strong growth in the Retail business, which typically has lower margins.

SG&A expense in the first quarter was $103 million, or 9.6 percent of revenue, down from $113 million (including $2.8 million in restructuring costs) in the prior quarter, and up from $88.1 million (including $8 million in restructuring costs) in the first quarter of 2005. The first quarter sequential decrease in SG&A was due to a one-time $24.8 million increase in accrual for sales/use taxes in the fourth quarter that was partially offset by $14 million in litigation expenses in the first quarter.

Segment Results

The Retail segment, which includes the company’s international sales, delivered revenue of $767 million, with PC units of 1,163,000. Retail revenue was down 3 percent sequentially and up 61 percent year-over-year. Retail PC units increased 3 percent sequentially and 62 percent year-over-year. The sequential decrease in revenue reflects lower average unit prices that were mitigated by strong market share gains. The year-over-year revenue increases reflect strong market share gains in U.S. Retail, including growth in the company’s international business. Gateway and eMachines products are now sold in more than 7,000 retail locations in the U.S. and Canada and in more than 2,500 retail locations internationally, including France, Japan, Mexico and the UK.

The Professional segment delivered revenue of $202 million, with PC units of 158,000. Professional revenue decreased 7 percent sequentially and 4 percent year-over-year. Professional PC units were down 5 percent sequentially and increased 7 percent year-over-year. The sequential and year-over-year decreases in revenue were predominantly due to competitive pressures.

The Direct sales segment delivered revenue of $109 million, with PC units of 58,000. Direct revenue decreased 6 percent sequentially and 27 percent year-over-year. PC units were flat sequentially and decreased 23 percent year-over-year. The year-over-year decline in revenue was due to changes in product and marketing strategies.

Total non-PC revenue, which includes sales of stand-alone monitors, software, peripherals, services and accessories, was down 15 percent sequentially and up 21 percent year-over-year, excluding consumer electronics (CE). The year-over-year increase reflects strong sales of stand-alone monitors, particularly those sold through Retail. Non-PC sales, excluding CE, represented 17 percent of total revenue in the first quarter, which compares with 19 percent in the fourth quarter and 18 percent a year earlier. Gross margin contribution from non-PC products and services, excluding CE, was down 12 percent sequentially and down 8 percent from a year earlier.

Cash and marketable securities

Gateway ended the quarter with $590 million in cash and marketable securities, an increase of $4.5 million from the fourth quarter of 2005. This increase was driven by a $37.3 million decrease in inventory and a $17.5 million decrease in other current assets which were offset by a $45.8 million decrease in accounts payable and a $7.3 million increase in accounts receivable.

Revised reporting schedule

Gateway will report earnings for the second quarter on Thursday, Aug. 3, 2006.

Conference call information

Gateway will host a conference call for analysts on Thursday, Apr. 27 at 5:30 pm EST/2:30 pm PDT, which will be accessible via live audio webcast at http://www.gateway.com.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

Special note

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not materialize or prove incorrect, could cause Gateway’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be forward-looking statements, including any projections or preliminary estimates of earnings, revenues, or other financial items; any statements of plans, strategies and objectives of management for future operations; the extent of seasonal changes in demand; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks that contribute to the uncertain nature of these statements include, among others, risks related to shifting our distribution model to third-party retail; competitive factors and pricing pressures, including the impact of aggressive pricing cuts by larger competitors; general conditions in the personal computing industry, including changes in overall demand and average selling prices, shifts from desktops to mobile computing products and information appliances and the impact of new microprocessors and operating software; the ability to simplify the company’s business, change its distribution model and restructure its operations and cost structure; component supply shortages; short product cycles; the ability to access new technology; infrastructure requirements; risks of international business; foreign currency fluctuations; risks relating to new or acquired businesses, joint ventures and strategic alliances; risks related to financing customer orders; changes in accounting rules; the impact of litigation and government regulation generally; inventory risks due to shifts in market demand; the impact of employee reductions and management changes and additions; and general economic conditions, and other risks described from time to time in Gateway’s Securities and Exchange Commission periodic reports and filings. Gateway assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

###

Gateway, Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2006	2005
Net sales	$1,077,822	$837,781
Cost of goods sold	999,094	757,416

Gross profit	78,728	80,365
Selling, general, and administrative expenses	103,096	88,126
Microsoft benefit	8,625	0

Operating income (loss)	(15,743)	(7,761)
Other income, net	2,237	1,814

Income (loss) before income taxes	(13,506)	(5,947)
Benefit (Provision) for income taxes	(1,171)	(761)

Net income (loss)	(12,335)	(5,186)

Gain on redemption of preferred stock, net of dividends	—	—

Net income (loss) attributable to common stockholders	$(12,335)	$(5,186)

Net income (loss) per share:
Basic	$(0.03)	$(0.01)

Diluted	$(0.03)	$(0.01)

Weighted average shares outstanding:
Basic	372,982	371,152

Diluted	372,982	371,152

Gateway, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
ASSETS:
Current assets:
Cash and cash equivalents	$458,012	$422,488
Marketable securities	132,194	163,200
Accounts receivable, net	352,548	345,288
Inventory	182,015	219,344
Other	392,929	423,752

Total current assets	1,517,698	1,574,072
Property, plant, and equipment, net	86,860	83,156
Intangibles, net	38,223	39,462
Goodwill and non-amortizable intangible assets	205,219	205,219
Other assets	19,685	19,156

	$1,867,685	$1,921,065

LIABILITIES AND EQUITY:
Current liabilities:
Notes payable	$50,000	$50,000
Accounts payable	716,118	761,895
Accrued liabilities	286,479	249,111
Accrued royalties	57,520	68,216
Other current liabilities	161,543	175,745

Total current liabilities	1,271,660	1,304,967
Long-term debt	300,000	300,000
Other long-term liabilities	54,007	60,825

Total liabilities	1,625,667	1,665,792
Stockholders’ equity	242,018	255,273

	$1,867,685	$1,921,065